Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Secure America Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated June 25, 2007, except for the first paragraph of Note 1 and Note 5, as to which the date is August 6, 2007, on the financial statements of Secure America Acquisition Corporation (formerly Fortress America Acquisition Corporation II) as of June 11, 2007 and for the period from May 14, 2007 (inception) to June 11, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 3, 2007